EXHIBIT 99.1

December 15, 2011

Dear Shareholder:

From the Directors, Management and Staff, we wish you a Merry Christmas and a Happy New Year and we hope this letter finds everyone well during the Holiday Season.

Total assets of the bank, as of November 30, 2011, stand at $436.6 million compared to $405.0 million this time last year.  Total assets and deposits have continued to show strong growth throughout the year.  However, even with respectable loan growth, deposit growth continues to outpace the increase in loan totals.  We attribute this to our customer’s uncertainty of both the national and world economies.

Earnings are down from a year ago with unaudited after tax earnings through eleven months of $2.6 million compared to $2.7 million through eleven months in 2010.  The decrease is mostly due to the continued compression of our net interest margin.

We are pleased to enclose your dividend check or advice of credit for the second half of 2011.  The enclosed check or advice of credit represents a cash dividend of $1.55 per share.  Total cash dividends for 2011 equal $3.05 per share, which is the same amount paid in 2010.  After deduction for the enclosed dividend, Book Value of your stock has grown to $73.52 with recent trades reported at $109.00 - $111.00 per share.

I will also use this letter to market our newest product.  Beginning this month, we will begin to offer E-Statements.  Using this new product, customers now have the ability to receive their monthly checking and/or savings account statements through a web browser at home, work or anywhere you have an internet connection.  Please contact our staff to find out more information about this latest product.

In closing, you can be assured that your Board of Directors, Management and Staff will continue to work hard to make your Bank the best it can be.  From everyone, we want to send you our sincere “THANKS” for your continued support.

Sincerely,

Craig A. Lawhead
President